EXHIBIT 10.41

EMPRESA COLOMBIANA DE PETROLEOS ECOPETROL	GUAYUYACO ASSOCIATION CONTRACT Pag. 1

ASSOCIATION CONTRACT

ASSOCIATE	:	ARGOSY ENERGY INTERNATIONAL
SECTOR	:	GUAYUYACO
EFFECTIVE DATE	:	September 30, 2002

The contracting parties, namely: on the one hand, Empresa Colombiana de Petróleos, hereinafter ECOPETROL, a State industrial and commercial company, authorized by Law 165 of 1948, currently governed by its by-laws, amended by Decree 1209 of 15 June 1994, and 2933 of 10 December 1997, domiciled in Bogota, represented by VICTOR EDUARDO PEREZ H, of legal age, bearer of Colombian Identity Card No. 19´083.549, issued in Bogota, domiciled in Bogota, who states that: 1. In his capacity as President of ECOPETROL, he acts herein on behalf of said Company and 2. The ECOPETROL Board of Directors authorized him to enter into this Contract, as witnessed by Minutes No. 2263 of 16 November 2001; and on the other hand, ARGOSY ENERGY INTERNATIONAL, a Limited Partnership established pursuant to the laws of the State of UTAH, with its main domicile in the United States of America, hereinafter THE ASSOCIATE, with a duly established Colombian branch and its main domicile in Santafe de Bogota, pursuant to Public Deed No. 5323 of 25 October 1983, granted by the Seventh Public Notary (7th) of the Bogota Circle, represented by ALVARO JOSE CAMACHO RODRIGUEZ, of legal age, bearer of Colombian Identity Card No. 79´142.747 issued in Usaquen, who states that: 1. He acts, in his capacity as legal representative of ARGOSY ENERGY INTERNATIONAL, 2. He is fully authorized to execute this contract, as certified by the certificate of incorporation and legal representation issued by the Chamber of Commerce of Bogota, and 3. THE ASSOCIATE, assures that it has the financial capability, the technical competence, and the necessary professional skills to perform the activities provided for in this contract.

Based on the aforementioned conditions, ECOPETROL and THE ASSOCIATE hereby certify that they have reached an agreement, based on the following clauses:

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FIRST: That on 27 May 1987, ECOPETROL, ARGOSY ENERGY INTERNATIONAL and NEO ENERGY INC. entered into the Shared Risk Contract for the “SANTANA” sector (hereinafter CPR SANTANA), which was legalized through Public Deed No. 1789 of 3 June 1987, granted by the Tenth (10th) Notary Public of the Bogota Circle.

SECOND: That in exercise of the assignment right established in Clause 27 of the CPR SANTANA, THE ASSOCIATE is currently 100% constituted by ARGOSY ENERGY INTERNATIONAL.

THIRD: That ECOPETROL’s Board of Directors, as certified in Minutes 2251 of 9 February 2001, approved a negotiation scheme to enter into new Association Contracts on Contracted Areas, excluding the reservoirs currently producing under the Association Contracts in force, which meet certain conditions.

FOURTH: That through its note ECP- 60 dated 6 March 2001, ECOPETROL informed The Associates of the various Association Contracts in their Development Phase, the approval that is mentioned in the above clause, and they were requested to report to ECOPETROL their interest to enter into a new Association Contract for Adjacent Prospects.

FIFTH: That through note No. GIO-56 of 26 April 2001, THE ASSOCIATE of CPR Santana stated its interest to accept ECOPETROL’s offer for the exploration of adjacent prospects.

SIXTH: That through note No. GIO-127 of 9 November 2001, THE ASSOCIATE of CPR SANTANA presented the terms of its proposal for the new contract, called “Guayuyaco”.

SEVENTH: That ECOPETROL and THE ASSOCIATE have visualized the Guayuyaco prospect as an Adjacent prospect.

EIGHTH: That THE ASSOCIATE has presented the Inchiyaco prospect with the probability of it being considered adjacent.

NINTH: That ECOPETROL considers that a well on the structure called Inchiyaco by THE ASSOCIATE, has the probability to be considered a development well of the Mary Commercial Field, which is part of the CPR Santana.

TENTH: That notwithstanding the above, for both Parties is important to carry out the exploration and development of the structure called Inchiyaco, and to this effect, they herein establish the conditions under which the wells drilled on such structure shall be

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treated, depending if it is confirmed as an adjacent prospect or as a development well of the commercial reservoirs in the Mary Commercial Field.

ELEVENTH: That the companies that make up THE ASSOCIATE in this contract and THE ASSOCIATE in the CPR Santana have agreed that ARGOSY ENERGY INTERNATIONAL shall be the Operator in THE CONTRACT.

In view of the foregoing conditions, ECOPETROL and THE ASSOCIATE hereby declare that they have entered into the contract contained in the following Clauses:

CHAPTER I - GENERAL PROVISIONS

CLAUSE 1 - PURPOSE OF THIS CONTRACT

1.1    The purpose of this contract is the exploration of the Contracted Area and the exploitation of Hydrocarbons of Colombian property that may be found in such area, described in Attachment A that is part of this contract.

1.2    In compliance with Article 1 of Decree 2310 of 1974, the exploration and exploitation of Hydrocarbons of Colombian property will be carried out by ECOPETROL, a company that may carry out said activities either directly or through contracts with private parties. Based on the aforementioned provision, ECOPETROL has agreed with THE ASSOCIATE to explore the Contracted Area and exploit the Hydrocarbons that may be found in it, in compliance with the terms and conditions set forth herein, Attachment A, Attachment B (Operations Agreement), and Attachment “C” which become an integral part of this contract.

1.3    Without prejudice of the provisions in this contract, it is understood that THE ASSOCIATE shall have the same rights and obligations before the Colombian law as those who exploit State-owned Hydrocarbons within the country, with regard to the hydrocarbons produced in the Contracted Area and their respective portion.

1.4    ECOPETROL and THE ASSOCIATE agree to carry out Exploration and Exploitation Works on the lands located in the Contracted Area, according to the terms set forth herein, and to split the costs and risks of same in the proportions and pursuant to that provided herein, and that the Hydrocarbons produced shall belong to each of the Parties as per shares established herein.

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CLAUSE 2 - CONTRACT APPLICATION

This contract is applied to the Contracted Volume, identified in Clause 3 and Attachment “A” hereto.

CLAUSE 3 - CONTRACTED AREA

The Contracted Area is called “GUAYUYACO”, with an area of twenty one thousand one hundred ninety-one (21,191) hectares and five thousand eight hundred (5,800) square meters, which coincides with the Contracted Area of the CPR Santana and is located within the municipal jurisdictions of Villa Garzon, Puerto Guzman, and Mocoa in the Department of Putumayo and Piamonte, in the province of Cauca. The commercial reservoirs of the CPR Santana, Mary, Miraflor, Linda and Toroyaco, are excluded.

This area and the commercial reservoirs are described in Attachment “A”, which is part of this contract.

Paragraph 1.- Should any person file a claim asserting ownership of the Hydrocarbons in the subsurface within the Contracted Area, ECOPETROL shall deal with the case, assuming such obligations as may arise.

Paragraph 2.- In the event of discovering hydrocarbons in the Contracted Area and if, through proven methods in the Oil Industry, it is verified that the discovered reservoirs are an extension of the CPR Santana commercial reservoirs, the Parties agree to implement, prior approval by the Ministry of Mines and Energy, a unified development plan, which must adhere to the hydrocarbon exploitation engineering techniques, as provided for in Clause l6 of the Contract. The foregoing, without prejudice of the special treatment given in this Contract to the wells drilled on the structure called Inchiyaco.

Paragraph 3.- To carry out any activity as the purpose of this contract, which affects or involves the wells, constructions, pipeline, transfer lines and other assets belonging to the Joint Account of the CPR Santana, THE ASSOCIATE shall inform and request authorization from the CPR Santana Parties to carry out such activity, as well as agree on the terms under which it will be performed.

Paragraph 4.- Should the Contracted Area extend into areas that are or have been reserved and declared as included within the National Parks system, THE ASSOCIATE is committed to accept the conditions imposed by the competent authorities, without considering that this Contract has been amended and without this allowing for any claim whatsoever against ECOPETROL, as agreed under Clause 30 (number 30.2) herein.

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CLAUSE 4 - DEFINITIONS. For purposes of this contract, the terms mentioned below shall have the following meanings:

4.1    Contracted Area is the land defined in Clause 3 above, and described in Attachment “A” hereto.

4.2    Field: Portion of the Contracted Area where there are one or more structures and/or totally or partially superimposed stratigraphic traps with one or more producing Reservoirs, or in which the capacity to produce Hydrocarbons in commercial quantities has been proven. Such Reservoirs can be found separated vertically and/or laterally by geological barriers or impermeable strata, or both.

4.3    Commercial Field: It is the Field that ECOPETROL accepts that is capable of producing Hydrocarbons in economically exploitable quantity and quality in one or more Production Targets defined by ECOPETROL upon acceptance of commerciality, without prejudice of the possibility of other Production Targets being found during the development phase.

4.4    Gas Field: The field which, based on the information supplied by THE ASSOCIATE, is designated by ECOPETROL as a non-associated natural gas (or free natural gas) producer, when determining commerciality thereof.

4.5    Executive Committee: This is the body formed within 30 days following the acceptance of the first Commercial Reservoir to supervise, monitor, and approve all the operations and actions carried out during the term of the contract.

4.6    Exploration Direct Costs: Monetary expenses incurred reasonably by THE ASSOCIATE for the acquisition of seismic data and the drilling of Exploratory Wells, and for locations, termination, equipment and tests for such wells, as well as the costs for workover incurred by THE ASSOCIATE for the exploration of new targets located on the wells of the fields currently being developed within the CPR Santana. The Exploration Direct Costs do not include either administrative or technical support from the home office or the Company central office.

4.7    Joint Account: The records to be kept on accounting books, in accordance with Colombian law, to credit or debit the share of each Party their corresponding share in the Joint Operation of each Commercial Reservoir.

4.8    Budget Execution: Funds actually spent and/or committed in each of the programs and projects approved for a specific calendar year.

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4.9    Structure: The geometric shape with geological closure (anticlinal, synclinal, etc.) present in the formations, in which fluid accumulations are found.

4.10    Effective Date: The date on which the sixty (60) calendar day term expires, as of the date on which this contract is executed, and starting date for all time limits agreed to herein, regardless of the date of approval thereof, regardless of the date of contract approval by the Ministry of Mines and Energy.

4.11    Cash Flow: Represented by the physical currency transactions (revenue and disbursement) that are to be made by the Joint Account to meet the different obligations acquired by the Association in performance of normal operations.

4.12    Associated Natural Gas: Blend of light Hydrocarbons that exist as a gas layer or solution state gas in the Reservoir, which is produced jointly with liquid Hydrocarbons.

4.13    Non-Associated Natural Gas (Production of): Hydrocarbons produced in gaseous state on the surface and reported at standard conditions, with average values (weighted by production), with an initial gas/oil ratio greater than 15,000 standard cubic feet of gas per barrel of liquid Hydrocarbon, and a molar heptane plus composition plus (C7 +) below 4.0%.

4.14    Direct Costs: All expenditures charged to the Joint Account on account of personnel expenses related to personnel directly hired by the Association, procurement of materials and supplies, contracting of services with third parties, and other general expenses required by the Joint Operation in the normal development of its activities.

4.15    Indirect Costs: Expenditures charged to the Joint Account, on account of technical and/or administrative support provided by the Operator thorough its own organization to the Joint Operation.

4.16    Interest in Arrears: When dealing with Colombian pesos, it shall mean the rate for payment in arrears on the date the of the default; when dealing with Dollars of the United States of America, it shall mean the LIBOR (London Interbank Borrowing Offered Rate) prime rate on three-month term deposits in USA currency, plus four per cent (LIBOR plus 4%).

4.17    Participating Interest: It is the share in the obligations and rights acquired by each of the Parties in the exploration and exploitation of the Contracted Area.

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4.18    Development Investment: It refers to the amount of money invested in assets and equipment, to be capitalized as assets for the Joint Operation in a Commercial Field, once the existence thereof has been accepted by the Parties.

4.19    Hydrocarbons: All organic compounds, made up mainly by the natural blend of carbon and hydrogen, as well as all other accompanying substances or their by-products, excepting helium and rare gases.

4.20    Gaseous Hydrocarbons: All those Hydrocarbons produced in gaseous state on the surface and reported at standard conditions (1 atmosphere of absolute pressure and a temperature of 60° F degrees).

4.21    Liquid Hydrocarbons: Crude oil and condensates, as well as those produced in such state as a result of treating the gas, as necessary, reported at standard conditions.

4.22    Production Targets: These are the reservoir(s) located within the discovered Commercial Field, and proved as commercial producers.

4.23    Joint Operation: Activities and works either performed or being performed on behalf and at the expense of the Parties.

4.24    Operator: Person designated by the Parties to directly perform the necessary operations, on their account and without representing them, to explore and exploit the Hydrocarbons found in the Contracted Area.

4.25    Parties: As of the Effective Date, ECOPETROL and THE ASSOCIATE. Subsequently, and at any time, ECOPETROL on the one hand, and THE ASSOCIATE and/or its assignees, on the other.

4.26    Exploration Period: This is the term that THE ASSOCIATE has to fulfill the obligations set forth in Clause 5 hereunder, which shall not exceed five and a half (5.5) years as of the Effective Date, except for the events considered in Clauses 5 (Item 5.4), 9 (number 9.3), and 34.

4.27    Exploitation Period: The period elapsed from the expiration of the Exploration Period, or Retention Period, if any, until the expiration of this contract.

4.28    Retention Period: The period that may be requested by THE ASSOCIATE and granted by ECOPETROL to commence the Exploitation Period of each Gas Field discovered within the Contracted Area, which, due to its specific conditions cannot be

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developed in the short term and, therefore, requires an additional period to perform feasibility studies for the construction of infrastructure and/or market development.

4.29    Development Plan: This is the guideline document for carrying out the exploitation of each Field in a technical, efficient, and economic manner, and shall contain, among others, the development strategy, environmental considerations, activities to be performed, short and medium-term production forecasts, a five-year forecast of investments and expenses and, specifically, a description of the projects, operations program, and the budget for the rest of the current calendar year or the following calendar year, as the case may be. The guidelines for preparing this Development Plan are described in Annex C of this contract.

4.30    Exploratory Well: This is the well that has been classified as such by THE ASSOCIATE to be drilled or deepened, sidetracked or re-entered, on its own account in the Contracted Area in search for new reservoirs, or to prove the extension of a Reservoir, or to determine the stratigraphy of an area. In order to comply with the obligations agreed in Clause 5 of this contract, the relevant Exploratory Well will be previously qualified by ECOPETROL and THE ASSOCIATE.

4.31    Discovery Well: Is the Exploratory Well in which the existence of one or more Reservoirs is discovered or proven, which may require a further evaluation to determine whether such reservoir or reservoirs may be commercially exploited.

4.32    Exploitation Well (or Development Well): Is the well previously considered as such by the Executive Committee for the production of Hydrocarbons discovered in the Production Targets within the area of each Commercial Field.

4.33    Budget: Is the basic planning instrument, through which resources are allocated to specific projects, to be applied within one calendar year or part of it, to meet the targets and objectives proposed by THE ASSOCIATE or the Operator.

4.34    Long-Term Tests: Are operations performed in one or several producer Exploratory Wells, in order to evaluate the production conditions and reservoir behavior, with temporary production facilities.

4.35    Reimbursement: Is the payment of thirty percent (30%) of the Direct Exploration Costs incurred by THE ASSOCIATE.

4.36    Exploration Works: Are operations performed by THE ASSOCIATE in regard to the prospecting and discovery of Hydrocarbons in the Contracted Area.

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4.37    Reservoir: Is any rock beneath the surface, in which Hydrocarbons are accumulated in the pore or fractured spaces, which is producing, or able to produce Hydrocarbons, and which behaves as an independent unit as to its petrophysical and fluid properties, and has a common pressure system throughout its entire expanse.

4.38    Commercial Field: Is the Reservoir that ECOPETROL accepts that is able to produce Hydrocarbons in economically profitable quantity and quality, as defined by ECOPETROL in the moment of accepting commerciality.

CHAPTER II - EXPLORATION

CLAUSE 5 - TERMS AND CONDITIONS

5.1    THE ASSOCIATE is committed to carry out Exploration Works in accordance with modern standards and practices commonly accepted and used by the international oil industry and in compliance with all legal and regulatory provisions in force. The Exploration Period shall last two and a half (2.5) years, commencing as of the Effective Date and will be divided in two Phases. The first Phase will last twelve (12) months, and the second Phase will commence on the calendar day immediately subsequent to the termination of the first Phase for an eighteen (18) month term.

During the Exploration Period, THE ASSOCIATE is committed to perform, at least, the following Exploration Works, in which the new targets will be entirely independent from the Commercial Reservoirs in the CPR Santana, and can be located on sectors adjacent thereto (deeper, shallower, or lateral), taking into account their interpretation or the existing geological model, jointly validated by THE ASSOCIATE and ECOPETROL on the date of execution of this contract.

The approval, terms and conditions for the use of the wells drilled in performance of the Guayuyaco contract to exploit the commercial reservoirs of the CPR Santana, shall be subjected exclusively to the previous decision of the CPR Santana Executive Committee. Should the new reservoir be derived from a workover on a well that is producing from the CPR Santana commercial reservoirs, THE ASSOCIATE shall establish a differentiated measurement system, accepted by the Oil Industry and previously approved by the Ministry of Mines and Energy.

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During the initial exploration phase (hereinafter “the First Phase”), THE ASSOCIATE is committed to perform, at least, the drilling of one Exploratory Well until penetrating and, as the case may be, proving the formation likely to produce hydrocarbons in the Area.

Upon completion of the First Phase, THE ASSOCIATE will have an option to withdraw from the CONTRACT, after having fulfilled the agreed exploratory commitments. During the Second Phase, whose term is eighteen (18) months, THE ASSOCIATE shall perform the drilling on one Exploratory Well until penetrating and, as the case may be, proving the formations likely to produce hydrocarbons in the Area.

Upon completion of the Second Phase, the CONTRACT shall come to an end, if its extension has not been requested by THE ASSOCIATE and authorized by ECOPETROL, pursuant to number 5.2 in this Clause, or no reservoir has been discovered.

5.2    If THE ASSOCIATE has satisfactorily fulfilled the obligations set forth in Clause 5.1, ECOPETROL, upon request by THE ASSOCIATE, shall extend yearly, for up to three (3) additional years, the Exploration Period; for such purpose, THE ASSOCIATE, shall report its intention to continue exploring the contracted block with an anticipation of not less than thirty (30) calendar days prior to the date of termination of the Exploration period, attaching to this request the proposed schedule for the Exploration Work to be performed in each extension period. Within the thirty (30) calendar days following the date of receipt by ECOPETROL of THE ASSOCIATE’s request, the Parties may agree the Exploration Work program to be performed during these extensions. In the absence of an agreement, THE ASSOCIATE shall be committed to perform Exploration Work in the Contracted Area, comprising the drilling of one Exploratory Well until penetrating and, if applicable, test the formations likely to produce hydrocarbons in the Contracted Area per year. At the end of each extension, each for a one-year term, THE ASSOCIATE shall have the option to rescind the Association Contract, after fulfilling the exploratory commitments agreed for each of them.

Upon expiration of the Exploration Period, the contract will come to an end, if no Reservoir has been discovered.

Paragraph: Taking into account the whereas clauses Eighth, Ninth and Tenth, THE ASSOCIATE, in order to comply with that set forth in this clause, shall be enabled to drill the Inchiyaco well, which will initially be considered an exploratory well. Nevertheless,

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the Parties hereby commit to verify as soon as it is technically possible, the commercial independence of the commercial reservoirs of the Mary field from the Inchiyaco well reservoirs. In the event of proving, through methods accepted within the Petroleum Industry, that any of the Inchiyaco well reservoirs are an extension of the commercial reservoirs of the May Commercial Field in the CPR Santana, these reservoirs shall be subject to the conditions set forth in the CPR Santana, including without limitation, the fact that its production shall be part of the CPR Santana, and the reimbursement that is to be made by ECOPETROL shall be paid in cash, as per the conditions established in the CPR Santana. Notwithstanding the above, this well shall comply with the conditions established herein.

5.3    THE ASSOCIATE may, at its discretion and at its own expense and risk, carry out additional Exploration Work, beyond that agreed for the phase of the ongoing Exploration Period. Nevertheless, if THE ASSOCIATE wishes such additional Exploration Work to be credited to compliance with exploratory commitments of the following phase in the Exploration Period, it must request the appropriate approval from ECOPETROL. If the request is accepted by ECOPETROL, the latter shall determine how and in what amount the transfer of the mentioned obligations shall be made.

5.4    If at the end of the five and a half (5.5) year Exploration Period, THE ASSOCIATE has drilled one or several Discovery Wells that may indicate the possible existence of a Commercial Field, upon written request from THE ASSOCIATE, ECOPETROL may authorize the extension of the Exploration Period for a term not exceeding two (2) years, in order for THE ASSOCIATE to have the opportunity to prove the existence of such Commercial Field. In order to enforce the provisions contained herein, prior to the termination of the Exploration Period and, simultaneously with its request, THE ASSOCIATE shall supply ECOPETROL with the maps and other descriptions of the area that THE ASSOCIATE may consider capable of producing Hydrocarbons, the Exploration Work program, as well as that of other operations to be carried out by THE ASSOCIATE, and the budget for carrying out such work at its own expense and risk, to determine the extension of the Reservoir or Reservoirs that have been discovered and to prove the existence of a Commercial Field. If the proposed work program meets international standards and is aimed at proving the commerciality of the Reservoirs

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discovered within the agreed term, ECOPETROL shall grant its authorization to perform this program.

5.5    Throughout the term of this Contract and pursuant to provisions in Clause 7 herein, THE ASSOCIATE may conduct Exploration Works and THE ASSOCIATE shall be exclusively responsible for the risks and costs of these activities and, thus, it shall have the full and exclusive control of such activities, without changing the maximum term of the contract for this reason.

CLAUSE 6 - SUPPLY OF INFORMATION DURING EXPLORATION

6.1    ECOPETROL will supply THE ASSOCIATE, with all the information available it possesses on the Contracted Area, when THE ASSOCIATE so requests. The costs incurred in the reproduction and delivery of said information shall be borne by THE ASSOCIATE.

6.2    During the Exploration Period, THE ASSOCIATE shall provide ECOPETROL, as it obtains it, and in accordance with ECOPETROL’s information provision manual, all geological and geophysical information, cores, edited magnetic tapes, process seismic sections, and all support field information, magnetic and gravimetric profiles, all in reproducible originals, copies of geophysical reports, reproducible originals of all well logs of the wells drilled by THE ASSOCIATE, including a final composite log of each well and copies of the final drilling report, including core sample analysis, results of production tests and any other information related to the drilling, the study or interpretation of any nature performed by THE ASSOCIATE on the Contracted Area, without any limitation. ECOPETROL is entitled, at all times, to use the procedures it deems appropriate, to witness all operations and verify all the above mentioned data.

6.3    The Parties hereby agree that all geological, geophysical and engineering information obtained in the Contracted Area in performance of this contract will be strictly confidential during the three (3) years following the acquisition date or upon termination of the contract, whatever occurs first. The information released comprises, without limitation, seismic information, potential methods, remote sensors, geochemistry, along with their corresponding supports, surface and subsurface cartography, well reports, electric logs, formation tests, biostratigraphic, petrophysical and fluid analyses, and production records. In spite of confidentiality stated herein, the Parties agree that in

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each case they may exchange such information with companies that are or not associated with ECOPETROL. It is understood that all that is agreed to herein will take place without prejudice to the obligation to submit to the Ministry of Mines and Energy all the information requested by the latter in compliance with the legal and regulatory provisions in force. However, it is hereby understood and agreed that the Parties may supply, as they may deem appropriate, all the information that their affiliates, consultants, contractors, and financial entities may request, required by the relevant authorities having jurisdiction over the Parties or their affiliates, or by regulations from any stock exchange in which the shares of the Parties or related corporations are registered.

6.4    Within the ninety (90) calendar days following completion of the drilling operations of each Exploratory Well, THE ASSOCIATE shall advise ECOPETROL in writing on the status of the respective well, its classification derived from the results obtained (Dry or Discovery) and the type of fluids produced, if any.

CLAUSE 7 - BUDGET AND EXPLORATION PROGRAMS

According to the provisions of this contract, THE ASSOCIATE shall be responsible for preparing the programs, activity schedule, and budget to be executed in the short term (the following calendar year), and the plan for the following two (2) years, under the estimated budget, to carry out the exploration in the Contracted Area. Said plan, programs, schedule, and budget shall be submitted to ECOPETROL, for the first time, within the sixty (60) calendar days following the execution of this contract and, subsequently, no later than 15 December every year. Every six months, THE ASSOCIATE shall deliver to ECOPETROL a technical and financial report listing the different exploratory activities performed, the area’s prospects based on information acquired, the allocated Budget and the exploration costs incurred up to the date of the report, along with the comments on the reasons for any deviations. At ECOPETROL’s request, THE ASSOCIATE will provide explanations on the report at meetings summoned to this end. The information presented by THE ASSOCIATE in the reports and aforementioned explanations shall, in no case, be understood as accepted by ECOPETROL. The financial information will be subject to auditing by ECOPETROL

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within the terms established in Clause 22 of Annex “B” (Operation Agreement) of this contract.

CLAUSE 8—RETENTION PERIOD

8.1    If THE ASSOCIATE has discovered a Gas Field and submits the request for commerciality for such Field mentioned in Clause 9, number 9.1, it may simultaneously request ECOPETROL to grant a Retention Period, fully supporting the reasons for the approval of such Period.

8.2    The Retention Period shall be requested by THE ASSOCIATE and granted by ECOPETROL. Should the Retention Period be granted, it is understood that the term foreseen in Clause 9 (number 9.1) for ECOPETROL to decide whether it accepts or not the existence of a Gas Commercial Field, shall be postponed for the same term of the Retention Period.

8.3    The Retention Period shall not exceed four (4) years. Should the term initially granted as a Retention Period be insufficient, ECOPETROL, prior written and duly supported request by THE ASSOCIATE, may extend the Retention Period for an additional term, without the addition of the initial retention period and the extensions thereof exceeding four (4) years. The Retention Period applies exclusively to the Gas Field area that ECOPETROL in principle determines as able to produce Hydrocarbons.

CHAPTER III - EXPLOITATION

CLAUSE 9—TERMS AND CONDITIONS

9.1    To initiate the Joint Operation under the terms and conditions of this contract, it is understood that the Exploitation Work will begin once the Parties recognize the existence of the first Commercial Field or upon compliance with the provisions of Clause 9 (Item 9.5). The existence of a Commercial Field will be determined by the drilling, carried out by THE ASSOCIATE in the proposed Commercial Field, of a sufficient number of Exploratory Wells so as to allow to reasonably define the area capable of producing Hydrocarbons and the commercial nature of the Field. If, after evaluating the results obtained from the Discovery Wells, THE ASSOCIATE considers that it has discovered a Commercial Field, it shall inform ECOPETROL in writing, providing it with

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the studies on which it has based the conclusion, as well as the relevant Development Plan. ECOPETROL, within a ninety (90) calendar day period, starting on the date on which THE ASSOCIATE supplies all the support documentation and makes a technical presentation to ECOPETROL, the latter must accept or reject the existence of the Commercial Field. ECOPETROL may request all the additional information deemed necessary within the thirty (30) days following the date of submission of the first support documentation.

9.2.    Should ECOPETROL accept the existence of the Commercial Field, it shall inform THE ASSOCIATE thereof, within the period specified in Clause 9, (Item 9.1) and shall specify the area and the Commercial Field, and begin to participate in the exploitation of the Commercial Field discovered by THE ASSOCIATE, as per the terms established herein.

9.2.1    ECOPETROL shall reimburse THE ASSOCIATE for thirty percent (30%) of the Direct Exploration Costs incurred by THE ASSOCIATE, at its own risk and expense, within the Contracted Area and prior to the date of acceptance of commerciality by ECOPETROL for each new Commercial Field discovered, as established in item 9.1 of this Clause, provided such expenses have not been charged previously to another Field.

9.2.2    The amount of these costs will be determined in United States dollars, using as a reference date, the date on which THE ASSOCIATE has made the relevant disbursements; therefore, costs incurred in Colombian currency will be calculated at the representative market exchange rate prevailing on the date established herein and certified by the Banking Superintendence or its substitute agency.

Paragraph: Once the amount of the Direct Exploration Costs to be reimbursed in USA currency has been determined, such amount will be updated monthly according to the average consumer price index of industrialized countries, as of the date of disbursement, in constant U.S. dollars at the rate prevailing on the date on which ECOPETROL disburses as provided for in the Operation Agreement (Attachment B) of this contract. Balances to be reimbursed shall also be updated up to the date in which ECOPETROL reimburses its total share in the respective Commercial Field.

9.2.3    Reimbursement of Direct Exploration Costs, according to Clause 9 (Item 9.2.1) will be made by ECOPETROL to THE ASSOCIATE as of the date on which the Commercial Field is put on line by the Operator, through payment of the dollar equivalent to fifty

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percent (50%) of its direct share in the total production of the Commercial Field, after deducting the corresponding royalties.

Paragraph: If dealing with a Commercial Gas Field, such reimbursement shall be made by ECOPETROL to THE ASSOCIATE, as of the date on which the Commercial Field is put on line by the Operator, through payment of the dollar equivalent to one hundred percent (100%) of its direct share in the total production of the respective Commercial Field, after deducting the corresponding royalties.

9.3    Should ECOPETROL, based on the information supplied, not accept the existence of the Commercial Field as stated in Clause 9 (Item 9.1), it may request that THE ASSOCIATE to submit and carry out an additional work program, to demonstrate Field commerciality. Such work shall be performed at THE ASSOCIATE’S risk and expense and its duration may not exceed two (2) years. In such case, the Exploration Period for the Contracted Area will be automatically extended for a period equal to that agreed between the Parties as required for performing the additional work provided for in this Clause. THE ASSOCIATE may submit and carry out a work program that complies with the requested objective, or request the opinion of an expert, according to Clause 28 of this contract, upon request for additional information. Should the expert opinion favor ECOPETROL, THE ASSOCIATE shall meet the requirements and, once again, submit the commerciality studies and a revised Development Plan to ECOPETROL’s consideration. Should the expert opinion favor THE ASSOCIATE, it shall be understood that ECOPETROL has the necessary information and, hence, the ninety (90) calendar day term, as provided for in Clause 9.1, to accept or reject the existence of the Commercial Field, shall begin to count as of the date in which ECOPETROL is provided with the expert’s decision.

9.4    If, after performance of the additional works or if the disagreement has been resolved by an expert, as mentioned in the previous number herein, ECOPETROL accepts the existence of the Commercial Field referred to in Clause 9 (Item 9.1), it shall commence participating in the Commercial field development operations, as per the terms established herein, and shall reimburse THE ASSOCIATE as provided for in Clause 9 (items 9.2.2 and 9.2.3), thirty percent (30%) of the cost of the additional work requested, referred to in Clause 9 (Item 9.3), and the works performed shall become property of the Joint Account.

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9.5    Sole Risk Method: If ECOPETROL does not accept the existence of a Commercial Field, even after the additional work described in Clause 9 (Item 9.3) has been completed, THE ASSOCIATE shall be entitled to perform, at its own account and risk, the work deemed necessary for the exploitation of said Field, according to the Development Plan presented to ECOPETROL and following good practices of the international petroleum industry, and to recover the cost of such works, and the Direct Exploration Costs incurred by THE ASSOCIATE prior to the date in which ECOPETROL takes a decision with respect to the commerciality of the respective Field, that have not been charged previously to another Field. For purposes of this Clause, the recovery of the aforementioned costs will be achieved through THE ASSOCIATE’s participation in the Hydrocarbons produced in the respective Field, minus the royalties referred to in Clause 13, as provided in Clause 14 (Item 14.2.3) of this contract for exploitation under the sole risk method.

9.5.1.1.1.1    For purposes of calculating the dollar amount of disbursements made in pesos, the representative market rate of exchange will be used, as certified by the Bank Superintendence or the agency replacing it, on the date on which THE ASSOCIATE made the disbursements. For purposes of this clause, the value of each barrel of Hydrocarbon produced in said Field during a calendar month shall be the price of reference agreed on by the Parties. If THE ASSOCIATE wishes to use the right to develop the Reservoir under the sole risk method, it should expressly state so at the latest during the one hundred and twenty (120) calendar days following the date in which ECOPETROL informs about the non-acceptance of the Commercial Field existence. Should THE ASSOCIATE fail to use this right, the Field and its reserve zone shall be subjected to the contractual conditions of the CPR Santana.

9.6    In order to define the limits of a Commercial Field, all geological, geophysical and data related to wells drilled in said Field, or related thereto, will be taken into consideration.

9.7    If upon acceptance of one or more Commercial Fields, or after having commenced the sole risk method as per Clause 9 number 9.5, THE ASSOCIATE continues fulfilling its exploratory obligations agreed in Clause 5, it may simultaneously exploit such Fields before the end of the Exploration Period defined in Clause 4, but the Exploitation Period shall not be considered to have commenced until the expiration date of the former. If

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dealing with Gas Fields on which ECOPETROL has granted a Retention Period, the Exploitation Period for each Field shall commence as of the expiration date of the respective Retention Period.

9.8    If, as a result of the drilling of Exploration Wells after a decision has been made regarding the existence of a Commercial Field, THE ASSOCIATE proves the presence of additional Hydrocarbon accumulations associated with such Field, it must request that ECOPETROL expand the Commercial Field area and its commerciality, following the procedure provided for in Clause 9 (Item 9.1). If ECOPETROL accepts commerciality, it shall reimburse THE ASSOCIATE thirty percent (30%) of the Direct Exploration Costs exclusively related to the expansion of the Commercial Field area, under the terms provided for in items 9.2.2 and 9.2.3. If ECOPETROL does not accept the existence of a Commercial Field, THE ASSOCIATE shall be entitled to a reimbursement of up to two hundred percent (200%) of the total cost of the work performed at its own account and risk for the exploitation of the Exploratory Wells classified as producers, and up to thirty percent (30%) of the Direct Exploration Costs incurred by THE ASSOCIATE, related exclusively to the upgrade of the requested area prior to the date in which ECOPETROL makes a decision in this regard. Such reimbursement shall be effected through the production from Exploratory Wells classified as producers, minus the royalty, following the procedure established in Clause 21 (Item 21.2) up to the percentages stipulated herein.

CLAUSE 10 - OPERATOR

10.1    The Parties hereby agree that ARGOSY ENERGY INTERNATIONAL is the Operator and, as such, and with the limitations contained herein, shall have full control of all operations and activities deemed necessary for the technical, efficient, and economic exploitation of the Hydrocarbons that may be found in the area of the Commercial Field. They further agree that, despite the fact that this Contract—entered into for the commercial purposes provided in Clause 1—ARGOSY ENERGY INTERNATIONAL is the Operator, it is hereby understood by the Parties who have so decided, that for all legal purposes of a labor nature, ARGOSY ENERGY INTERNATIONAL does not act as a representative of the Parties, but rather as the sole and true employer of the workers it contracts for the operation of a commercial field and,

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consequently, it shall be responsible for all labor obligations arising from the associated relations or labor contracts, such as payment of wages and fringe benefits, parafiscal contributions, affiliation and payments on account of pensions, health, and professional risks to the Social Security Integral System as provided for in Law 100 of 1993 and its regulatory decrees or other regulations which may substitute or amend it.

10.2    The Operator is committed to carry out all development and production operations in compliance with the known standards and practices, to which end it shall use the best technical methods and systems required for the economic and efficient exploitation of the Hydrocarbons and to apply all relevant legal and regulatory provisions. Likewise, it shall, in a timely manner, provide the Parties with the reports and documents set forth in the contract, as well as any other information required by the Executive Committee with regard to the Joint Account and/or Operation.

10.3    In view of the above and, considering that for the performance of and compliance with the Commercial Field operation, ARGOSY ENERGY INTERNATIONAL will perform all its activities using its own resources, with technical and administrative autonomy, such Operator shall be considered an entity different from the Parties for all purposes of this contract, as well as for the application of civil, labor, and administrative law, and for its relations with the personnel hired in accordance with Clause 32.

10.4    The Operator shall have the right to resign from its position, by means of a written notice given to the Parties at least six (6) months prior to its effective date of resignation. The Executive Committee shall designate the new Operator in compliance with Clause 19 (Item 19.3.5). In the event that the Operator designated by the Executive Committee were a third party, other than the Parties hereto, a contract must be executed between the Parties and the new Operator.

10.5    The Operator shall carry out the operations provided for in this contract in a diligent, responsible, efficient, technically and economically appropriate, whereby it is understood that it shall, in no way be responsible for errors of judgment, or losses or damage not resulting from the Operator’s gross negligence.

10.6    The Operator shall be entitled to perform any work through a contractor, subject to the powers of the Executive Committee, according to Clause 11 (Item 11.1). For purposes of compliance herewith, the Operator shall enter into contracts following the procedure described in Attachment B, and subject to the principles of good faith,

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transparency, economy, equity, responsibility, planning, quality, expeditiousness, and social and environmental responsibility that should govern all contracting.

10.7    THE ASSOCIATE shall have the option to agree with ECOPETROL the conditions for providing its services for the operation of the fields and facilities returned in the CPR Santana, after its termination date.

CLAUSE 11 - EXPLOITATION PROGRAMS AND BUDGETS

11.1    Within three (3) months following the acceptance of a Commercial Field in the Contracted Area, the Operator shall submit to the Parties the proposed projects, programs, and Budget for the Development Plan of the Commercial Field, for the rest of the respective calendar year, to be approved by the Executive Committee. In the event that less than six and a half (6½) months remain before the end of said year, the Operator shall prepare and submit the proposed projects, programs, and budget for the following calendar year, within a three-month period.

11.1.1.    The projects, programs and Budget contained in the Development Plan for the Commercial Field shall be reviewed and revised annually, and submitted to the Parties by the Operator during the month of May, each calendar year, to which end, the Operator shall submit its proposal within the first ten (10) days of May. Within twenty (20) days following the receipt of the proposed projects, programs, and Budget of the Development Plan for the Commercial Field, the Parties shall inform in writing to the Operator in regards to the changes they wish to propose. When this occurs, the Operator shall take into consideration the remarks and amendments proposed by the Parties in the preparation of the revised Development Plan that will be submitted to the Executive Committee for final approval in the ordinary meeting of July of each year. In case that the total budget of the Commercial Field has not been approved before July, those aspects of the Budget on which an agreement has been reached will be approved by the Executive Committee, and those aspects not approved will be immediately submitted to the Parties for further approval and final decision as provided for in Clause 20.

11.2    The Parties may propose additions or revisions to the projects, programs, and annual budget approved for every Commercial Field, but except for emergency cases, they should not be suggested with a frequency less than three (3) months. The

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Executive Committee will decide about the additions and revisions proposed in a meeting, which will be summoned within the 30 days following the submission of the proposals.

11.3    The main objectives of projects, programs, and budgets are the following:

11.3.1    To determine the operations to be carried out, and the expenses and investments (Budget), which the Operator is authorized to execute in each Commercial Field during the following calendar year.

11.3.2    To keep a mid and long-term view on the development of every Field.

11.4    The projects, programs, and annual budget approved by the Executive Committee and contemplated in the Development Plan are the scheduled working plan, as well as the estimated expenses and investments to be made by the Operator in the different aspects of the operation, such as:

11.4.1    Capital investment for production: Reservoir development drilling, reconditioning or workover of wells, and specific production facilities.

11.4.2    General construction and equipment: industrial and camp facilities, transportation and construction equipment, drilling and production equipment. Other construction and equipment.

11.4.3    Maintenance and operating expenses: production, geological, and administrative operating expenses.

11.4.4    Working capital requirements

11.4.5    Contingency funds

11.5    The Operator shall incur all expenses and investments and shall carry out all development and production operations in accordance with the project, programs and the annual budget approved in the Development Plan for each Commercial Field to which Clause 11 (Item 11.1), refers, as per the Operating Agreement (Attachment B) that is an integral part of this Contract, without exceeding the total Budget for each year, except for authorization from the parties in special cases.

11.6    The Operator is fully authorized to make disbursements which are not expressly included in each Commercial Field’s Budget and charge them to the Joint Account without the Executive Committee’s prior authorization, in the event of emergency measures intended to protect the Parties’ personnel or property; emergency expenses caused by fires, floods, storms or other disasters; emergency expenses considered

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essential to the operation and maintenance of production facilities, including all maintenance works for producing wells to work with maximum efficiency; emergency expenses essential to the protection and preservation of materials and equipment required in the operations. In such cases, the Operator must summon, as soon as possible, a special Executive Committee meeting, to obtain its approval of carrying on with the emergency measures.

11.7    The Operator shall be solely responsible for the expenses incurred and the contracts executed by the Operator for amounts above the Annual Budget not timely authorized by the Executive Committee for each Commercial Field, in accordance with Clause 19 (Item 19.3.9) except for the assumptions regulated by Clause 11 (Item 11.6). Therefore, the Operator shall assume the corresponding total value at its sole expense. When the Executive Committee ratifies such expense or contract, the Operator will be reimbursed with the corresponding value, in accordance with the guidelines to be approved by the Executive Committee. In the event that the expenditure or the contract are not approved by the Executive Committee, the Operator, whenever it is possible, will be entitled to withdraw the asset by reimbursing the Parties for any expenditure that its withdrawal may cause. In the event that the Operator cannot withdraw such asset, or if he decides not to do so, the benefit or patrimony increase resulting from such expenditures or contracts will become the property of the Parties in a proportion equal to their share in the operation.

CLAUSE 12 - PRODUCTION

12.1    Subject to the approval of the Executive Committee, the Operator will determine with the necessary frequency, the Maximum Efficiency Rate (MER) for each Commercial Field. This Maximum Efficiency Rate (MER) for each producing well will be the hydrocarbon maximum production rate that can be extracted from a reservoir to obtain the maximum economic benefit in the final recovery of reserves, in accordance with the economic and engineering principles and the practices and procedures generally employed and in use within the international petroleum industry, under conditions and circumstances similar to the activities performed under this contract. The estimated production shall be adjusted as necessary to compensate the actual or anticipated

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operational conditions, such as wells being repaired that are not producing, capacity limitations in collecting lines, pumps, separators, tanks, pipelines, and other facilities.

12.2    The Operator will determine periodically, at least once a year, upon approval of the Executive Committee, the area considered capable of producing hydrocarbons in commercial quantities in each Commercial Field.

12.3    The Operator shall prepare and deliver to each of the Parties, at regular three (3) month intervals, a program indicating each Party’s share of production, and another one indicating the share of production for each Party for the following six (6) months. The production forecast will be based on the Maximum Efficiency Rate (MER) as stipulated in Clause 12 (Item 12.1) and adjusted to the rights of each Party, in accordance with this contract. The production sharing program will be determined based on the periodic request of each Party, and in accordance with Clause 14 (Item 14.2) with the necessary corrections to ensure that none of the Parties, entitled to a share, will receive less than the amount it is entitled to in accordance with the provisions in Clause 14, and without prejudice to the provisions in Clauses 21 (Item 21.2), and 22 (Item 22.5).

12.4    If any of the Parties foresees a reduction in its capacity to lift hydrocarbons with respect to the forecast submitted to the Operator, it must so inform him as soon as possible, and if such reduction is due to an emergency situation, it shall notify the Operator within twelve (12) hours immediately following the event causing the reduction. Consequently, said Party will submit the new lift program taking into account the pertinent reduction.

12.5    The Operator may use the hydrocarbons that are necessary in performance of production operations in the Contracted Area, and such consumption shall be exempt from the royalties mentioned in Clause 13 (number 13.1).

CLAUSE 13. ROYALTIES

13.1    For purposes of paying royalties for the exploitation of State-owned Hydrocarbons, the Operator shall pay ECOPETROL a production percentage as determined by Law, which will be measured in accordance with the oil industry practice and previously accepted by the Ministry of Mines and Energy The delivery of said production shall take place at the same point and in the same moment in which the Parties distribute their production share pursuant to Clause 14 herein. In the case of Fields being exploited

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under the Sole Risk method, THE ASSOCIATE will deliver to ECOPETROL the percentage of production corresponding to royalties at the point agreed by the Parties.

13.2    From the percentage of production delivered to ECOPETROL under the above numbered terms, ECOPETROL, in the manner and under the terms established by Law, shall pay to those agencies established by Law, the royalties caused in favor of the State over the Field’s total production and, in no event, will THE ASSOCIATE be responsible for any payment to such agencies.

CLAUSE 14 - HYDROCARBON DISTRIBUTION AND AVAILABILITY

14.1    The Hydrocarbons produced, excepting those which may have been used in benefit of the operations under this contract, and those which will inevitably be wasted throughout the operation, will be transported to the jointly owned tanks of the Parties or to other measuring facilities agreed by the Parties. Should no agreement be reached, it shall be the metering location nearest to the inspection site determined by the Ministry of Mines and Energy. Hydrocarbons will be measured in compliance with the standards and methods accepted by the petroleum industry and, based on such measurement, the volumes referred to in Clause 13 will be determined. As of that moment, the remaining Hydrocarbons will be the property of each Party, in the proportions specified in this contract.

14.2    Production Distribution

14.2.1 After deducting the percentage that corresponds to royalties, the rest of the hydrocarbons produced from each Commercial Reservoir is the property of the Parties in a proportion of thirty per cent (30%) for ECOPETROL and seventy per cent (70%) for THE ASSOCIATE, until the time in which the audited accumulated production in the respective Commercial Reservoir reaches an amount of five (5) million barrels of standard condition liquid hydrocarbons or seventy-five (75) cubic giga feet of standard condition gaseous hydrocarbons, whatever occurs first. (1 cubic giga feet = 1x109 cubic feet). For Reservoirs exploited under the Sole Risk mechanism, the distribution of the production, after deducting the royalty percentage, is the property of the Parties in a proportion of (100%) for THE ASSOCIATE and zero per cent (0%) for ECOPETROL, until the audited accumulated production from the respective Reservoir first reaches either one of the aforementioned production limits.

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14.2.2 Regardless of the classification of the Commercial Reservoir granted by ECOPETROL upon declaring commerciality, above the limits defined in number 14.2.1 hereunder, the distribution of the production in each Commercial Reservoir (after deducting the percentage that corresponds to royalties) is the property of the Parties in the proportion resulting from applying the Factor R, as explained herein below:

14.2.2.1 If the Hydrocarbon that first reached the limit stated in number 14.2.1 in this Clause was the liquid hydrocarbon, the following table will apply:

R Factor	Production Distribution after Royalties (%)
	THE ASSOCIATE	ECOPETROL
0.0 to 1.0	70	30
1.0 to 2.0	70 / R	100 - (70 / R)
2.0 or more	35	65

14.2.2.2 If the Hydrocarbon that first reached the limit stated in number 14.2.1 in this Clause was the gaseous hydrocarbon, the following table will apply:

R Factor	Production Distribution after Royalties (%)
	THE ASSOCIATE	ECOPETROL
0.0 to 1.5	70	30
1.5 to 2.5	70 / (R - 0.5)	100 -[70 /(R - 0.5)]
2.5 or more	35	65

14.2.3 Regardless of the classification of the Reservoir granted by ECOPETROL when the commerciality is defined, above the limits set in number 14.2.1 hereunder, the production from each Commercial Reservoir exploited under the Sole Risk mechanism, as per Clause 9 (number 9.5), after deducting the percentage that corresponds to royalties, is the property of the Parties in the proportion resulting from applying the R Factor, as explained herein below:

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14.2.3.1 If the Hydrocarbon that first reached the limit stated in number 14.2.1 in this Clause was the liquid hydrocarbon, the following table will apply:

R Factor	Production Distribution after Royalties (%)
	THE ASSOCIATE	ECOPETROL
0.0 to 1.5	100	0
1.5 to 2.5	197.5 - (65R)	100 - [197.5 - (65R)]
2.5 or over	35	65

14.2.3.2 If the Hydrocarbon that first reached the limit stated in number 14.2.1 in this Clause was the gaseous hydrocarbon, the following table will apply

R Factor	Production Distribution after Royalties (%)
	THE ASSOCIATE	ECOPETROL
0.0 to 2.0	100	0
2.0 to 3.0	230 - (65R)	100 - [230 - (65R)]
3.0 or over	35	65

14.2.4 For purposes of the above tables, R Factor shall be defined as the relation of accumulated income expressed in constant terms, over accumulated expenses, also expressed in constant terms, which correspond to THE ASSOCIATE for every Commercial Field in the following terms:

R =	IA
ID + A - B + GO

For calculating accumulated Income and Expenses per reservoir, the PARTIES shall agree the procedure to follow in accordance with the Petroleum Industry techniques. Where:

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IA (THE ASSOCIATE’s ACCUMULATED INCOME): This is the valuation of the accumulated income corresponding to THE ASSOCIATE’s Hydrocarbons produced after royalties, at the reference price agreed between the Parties except for Hydrocarbons reinjected in the Fields of the Contracted Area, those consumed in the operation, and the burned gas.

Hydrocarbons average price will be mutually agreed between the Parties.

Monthly income will be the basis to determine the accumulated income that will be determined as the result of multiplying the average monthly reference price for the monthly production, in accordance with the forms that have been issued by the Ministry of Mines and Energy for such purpose.

ID (Accumulated Development Investments): Seventy percent (70%) of the accumulated Development Investments approved by the Association’s Executive Committee for each Commercial Field.

A: These are the Exploration Direct Costs incurred by THE ASSOCIATE, in accordance with Clause 9 of this contract and adjusted in accordance to Clause 9 (Item 9.2.2), Paragraph.

B: This is the accumulated reimbursement of the aforementioned exploration direct costs, according to Clause 9 of this contract.

GO (Accumulated Operation Expenses): These are the accumulated operation expenses approved by the Association’s Executive Committee, in the proportion that corresponds to THE ASSOCIATE, plus THE ASSOCIATE’s accumulated transportation expenses. It is understood as transportation costs the investment and operation costs of Hydrocarbons produced in the Commercial Fields located in the Contracted Area, from the Contracted Area to the exportation port or the place that has been agreed to use the IA income calculation. The Parties will agree such transportation costs by mutual consent upon commencement of the development phase of the Reservoirs, whose commerciality has been accepted by ECOPETROL.

Special contributions or the like that can be applied over Hydrocarbons production in the Contracted Area are included in the operation’s expenses.

All values included in the equation to determine R Factor will be taken in constant terms and to such effect they will be updated monthly with the average consumer index prices

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in industrialized countries as of its execution date to the last day of the month to which the R Factor is being applied. For the monthly update, 1/12 of the value resulting of averaging the annual percentage variation during the last two years of the consumer index prices in industrialized countries will be used, taken from “International Financial Statistics” of the International Money Market Fund (page S63 or its substitute), or in absence thereof, the publication agreed by the Parties.

To such effect, expenses in Colombian currency must be exchanged to U.S. dollars at the representative rate in the market, duly approved by the Banking Superintendence, or its substitute, that is in force on the date that the respective reimbursements are made.

Paragraph:    For Fields exploited under the Sole Risk method, according to Clause 9 (Item 9.5) of this contract, for purposes of applying the equation to calculate factor R, the following will be considered:

The ID corresponds to 100% of the accumulated development investment made by THE ASSOCIATE.

The value of the accumulated Reimbursement of the Exploration Direct costs (B) will equal zero (0).

The GO refers to accumulated operation expenses incurred by THE ASSOCIATE, including the transport costs incurred by THE ASSOCIATE for the transport of Hydrocarbons produced in the Field to the export port or the place where it is agreed to take the price to be used in calculating the IA income.

Calculation of R Factor : The distribution of production based on R Factor will start being applied as of the first day in the third calendar month following that in which the accumulated production of the respective Commercial Reservoir reached (5) million barrels of liquid hydrocarbon or an amount of seventy-five (75) cubic giga feet gaseous hydrocarbon, at standard conditions, as per above number 14.2.1.

The calculation of the R Factor in the respective Commercial Reservoir shall be based on the accounting close corresponding to the calendar month in which the audited accumulated production of five (5) million barrels of liquid hydrocarbon or the amount of seventy five cubic giga feet, at standard conditions, as per above number 14.2.1.

Resulting production distribution will be applied until June 30th of the next year. From that moment on, production distribution to which R Factor has been applied will be made for one-year terms (from July 1st to June 30th) over R factor’s liquidation based on the

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accumulated values as of December 31st of the previous year, in accordance with the corresponding accounting closing term.

Provisions contained herein also apply for the Fields developed under the Sole Risk method.

14.3    In addition to the tanks and other jointly-owned facilities, each Party will be entitled to build its own production facilities in the Contracted Area for its own and exclusive use, previous fulfilling of legal regulations. Transportation and delivery of Hydrocarbons by each Party to the pipeline and other receivers different from the jointly owned ones will be made on the sole account and risk of the Party receiving the Hydrocarbons.

14.4    In case that production is obtained in places not connected to pipelines, the Parties will be able to agree the installation of pipelines up to a hydrocarbon point of sale, or to a location connected to the pipeline. If the Parties agree to the construction of such pipelines, they shall enter into the contracts they deem appropriate to this end, and shall designate the Operator in keeping with the legal provisions in force.

14.5    Each Party will be the owner of the Hydrocarbons that have been yielded and stored as a result of the Operation and that have been made available to it, as provided for herein, and, at its expense, it should receive them in kind, sell them, or dispose of them separately, pursuant to Clause 14 (Item 14.3).

14.6    If any of the Parties, for any reason, cannot dispose of separately or withdraw from the Joint Account’s tanks, partially or totally, its share of the Hydrocarbons, the following procedure will apply, pursuant to this Contract:

14.6.1 1 If ECOPETROL is the party that cannot withdraw, partially or totally, its Hydrocarbon share (share plus royalties), according to Clause 12 (Item 12.3), the Operator will be able to go ahead with the Field’s production and deliver to THE ASSOCIATE in addition to the portion represented by THE ASSOCIATE’s share in the operation, based on one hundred percent (100%) of the MER, all those Hydrocarbons that THE ASSOCIATE opts for and is capable of withdrawing up to a limit of one hundred per cent (100%) of the Maximum Efficiency Rate and crediting ECOPETROL, for further delivery, the amount of Hydrocarbons that ECOPETROL was entitled to withdraw but did not. However, with regard to the amount of not-withdrawn Hydrocarbons corresponding to ECOPETROL’s monthly royalties, the ASSOCIATE,

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upon request from ECOPETROL, shall pay to ECOPETROL, in U.S. Dollars, the difference between the volume of Hydrocarbons it is entitled to on account of royalties, to which Clause 13 refers to and the amount of Hydrocarbons that, on account of royalties, ECOPETROL has withdrawn, it being understood that any withdrawal made by ECOPETROL shall apply, in the first place, to the payment of the royalties in kind and, when it has been canceled, the additional Hydrocarbon withdrawals will be applied to its corresponding share, according to Clause 14 (Item 14.2).

14.6.2. In the event that THE ASSOCIATE is the Party which cannot take all or part of its share designated under Clause 12 (Item 12.3), the Operator shall deliver to ECOPETROL, on the basis of one hundred percent (100%) of the MER, not only its own share and quota, but also all the hydrocarbons that ECOPETROL is capable of taking up to a limit of one hundred percent (100%) of the MER, crediting THE ASSOCIATE for later delivery, with the portion that corresponds to its quota and that it has not been able to take.

14.7    When both Parties are able to take the hydrocarbons designated as per Clause 12 (Item 12.3), the Operator will deliver to the Party that has previously been unable to take its share of the production, and upon its request, and in addition to its participation in the operation, a minimum of ten percent (10%) per month of the production belonging to the other Party, and by mutual agreement, until one hundred percent (100%) of the quota not taken, up to the point in which the total amount that had been credited to the Party that was unable to take its hydrocarbon share has been canceled.

14.8    Without prejudice of legal regulations on the subject, each Party shall be free, at any time, to sell or export its share of the hydrocarbons obtained, according to this contract, or dispose of same in any manner.

CLAUSE 15 - UTILIZATION OF ASSOCIATED NATURAL GAS

In the event that one or more Associated Natural Gas Fields are discovered, the Operator within the three (3) years following the date of commencement of Field exploitation as defined by the Ministry of Mines and Energy, shall submit a project for utilization of Natural Gas for the benefit of the Joint Operation. The Executive Committee will decide on the project, and if that is the case, it shall determine the timing for execution of same. If the Operator does not submit any project within the three (3) years

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or does not perform the project approved in the terms determined by the Executive Committee, ECOPETROL may take, gratuitously, all the Associated Natural Gas available from the Reservoirs being developed, as long as it is not required for the efficient development of the field.

CLAUSE 16 - UNIFICATION

When an economically exploitable field extends continuously into another area or areas out of the Contracted Area, the Operator, in agreement with the Parties, and other interested Parties, subject to prior approval of the Ministry of Mines and Energy, shall formulate a unified exploitation plan, which must conform to the engineering techniques for hydrocarbon exploitation, applying without limitation thereto, any of the following methods:

•	Definition among the Parties of a basic production curve for the affected CPR Santana commercial field and, in the event of the production decreasing below this curve, it shall be replaced with production from the new prospect.

•	Distribution of production in proportion to the reservoir yield corresponding to the area on surface of each field.

CLAUSE 17 - INFORMATION SUPPLY AND INSPECTION DURING EXPLOITATION

17.1    The Operator shall deliver to the Parties, as they are obtained, reproducible originals (sepias) and copies of the drilled wells’ electric, radioactive, and sonic logs, history, core analyses, cores, production tests, reservoir studies, and other relevant technical data, as well as routine data produced or received in relation with the operations and activities performed in the Contracted Area.

17.2    Each of the Parties, at its own risk and expense, shall be entitled, through authorized representatives, to inspect the wells and facilities in the Contracted Area, as well as all the activities related thereto. Such representatives shall have the right to examine cores, samples, maps, records of drilled wells, surveys, books, and any other source of information related to performance of this contract.

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17.3    In order for ECOPETROL to comply with the provisions of Clause 29, the Operator shall prepare and deliver to ECOPETROL all the reports required by the National Government.

17.4    All information and data related to exploitation works must be held as confidential pursuant to the same conditions of Clause 6 (Item 6.3) of this contract.

CHAPTER IV - EXECUTIVE COMMITTEE

CLAUSE 18. CONSTITUTION

18.1    Within the first thirty (30) calendar days following the acceptance of the first Commercial Field, each Party must appoint a representative and its respective first and second alternates, to form the Executive Committee and shall notify the other Party in writing the names and addresses of its representative and alternates. The Parties may change their representative or alternates at any time, but must so advise the other Party in writing. The vote or decision of each Party representative is binding on said Party. Should the main representative of one of the Parties not be able to attend a Committee meeting, his first or second alternates, in order, may attend and will have the same authority as the principal.

18.2    The Executive Committee shall hold ordinary meetings in the months of March, July, and November, at which the Operator’s development program, development plan, and immediate plans will be reviewed. Annually, in the ordinary meeting held in July, the Operator shall submit to the Executive Committee for its approval, the annual operations program and the expense and investment Budget for each Commercial Field for the next calendar year, and if such is the case, the reviewed Development Plan.

18.3    The Parties and the Operator may request special meetings of the Executive Committee, to analyze specific operating conditions. The representative of the interested Party shall notify ten (10) calendar days in advance about the date of the meeting and the topics that will be dealt in them. Any matter not included in the meeting agenda may be dealt during such meeting, after acceptance by the representatives of the Parties in the Committee.

18.4    The representative of each of the Parties will have a right to vote equivalent to the percentage of his total interest in the Joint Operation when discussing all matters

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discussed in the Executive Committee. However, Executive Committee’s decisions related to items contained in clauses 19.3.4 to 19.3.9 herein, will be adopted by unanimous vote of the Parties.

All Executive Committee’s decisions, in accordance with the aforementioned procedure, will be mandatory and final for the Parties and for the Operator.

CLAUSE 19 - FUNCTIONS

19.1    The representatives of the Parties will form the Executive Committee, having full authority and responsibility to set and adopt exploitation, development, operations and budgets related to this contract. One representative of the Operator will attend the meetings of the Executive Committee.

19.2    The Executive Committee will appoint a Secretary for every session. This Secretary will draft the corresponding Minutes containing a summary of all the discussions and determinations adopted by the Committee. The Minutes must be approved and signed by the representatives of the Parties within ten (10) working days following the closing of the meeting and delivered to them as soon as possible.

19.3    The functions of the Executive Committee are, among others, the following:

19.3.1 Adopt its own regulations.

19.3.2 Decide about the matters submitted by the Operator for its consideration.

19.3.3 Supervise the operation of the Joint Account and the Joint Operation.

19.3.4 Create the subcommittees deemed necessary and assign their functions under its direction.

19.3.5 Appoint the Operator in case of resignation or removal, and write the regulations to be followed by the Operator, when it is a third party other than the Parties, indicating in detail the reasons for his removal.

19.3.6 Appoint the external auditor of the Joint Account.

19.3.7 Approve or reject development plans, and any subsequent change or revision.

19.3.8 Determine the expense regulations and policies.

19.3.9 Approve or reject projects, programs and annual Budgets of each Commercial Field and authorize extra expenses that have not been included in the approved Budgets.

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19.3.10 In general, perform all the functions authorized by this contract and not corresponding to the Operator or another entity or individual, based on an express clause or by legal or regulatory provision.

19.3.11 Determine the economic limits of the new Reservoirs discovered.

CLAUSE 20 - DECISION IN CASE OF DISAGREEMENT IN OPERATION

20.1.    Any disagreement that cannot be resolved in the Executive Committee will be directly submitted to the highest executive of each of the Parties who resides in Colombia, so as to take a joint decision. If in the sixty (60) calendar days following the submission of the consultation, the parties agree on a decision in regards to the matter in question, they will so inform the Operator, who should call for an extraordinary meeting of the Executive Committee, within the fifteen (15) calendar days following the receipt of the communication, where the agreement or decision will be approved.

20.2    If within sixty (60) calendar days following the date of consultation to the highest executive of each of the Parties who resides in Colombia, an agreement is not reached, the procedure will be as provided for in Clause 28 of this contract, except for differences related to the operations, in which case they could be executed in accordance with Clause 21.

CLAUSE 21. OPERATIONS AT THE RISK OF ONE OF THE PARTIES

21.1    If at any time one of the Parties wishes to drill a Development Well not approved in the operating program, it shall notify the other Party in writing, at least thirty (30) calendar days prior to the following meeting of the Executive Committee, of its desire to drill such well and include information, such as location, drilling recommendation, depth and estimated costs. The Operator shall include this proposal among the items to be discussed at the following Executive Committee meeting. Should the proposal be approved by the Executive Committee, said well will be drilled with charge to the Joint Account. Should the proposal not be accepted by the Executive Committee, the Party wishing to drill such well, hereinafter the “Participating Party”, shall have the right to drill,

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complete, produce, or abandon such well at its own risk and expense. The Party not wishing to participate in the above-mentioned operation shall be known as the “Non Participating Party”. The Participating Party must commence drilling of the well within one hundred eighty (180) days following the refusal of the Executive Committee. Should drilling not be commenced within this period, it must be submitted to the Executive Committee’s consideration once again. At the request of the Participating Party, the Operator shall drill the aforementioned well at the risk and expense of the Participating Party, provided that in the Operator’s opinion, such operation does not interfere with the normal operation of the Field, whereby the Participating Party shall have advanced to the Operator the amount that the Operator deems necessary to drill the well. In the event that such well cannot be drilled by the Operator without interfering with the normal operation of the field, the Participating Party shall have the right to drill such well by itself, or through a service company that is competent and, in such event, the Participating Party shall be responsible for such operation, without interfering with the normal development of field operations.

21.2    Should the well referred to in Clause 21 (Item 21.1), be completed as producer, it shall be administered by the Operator and the production from such well, after deducting the royalties referred to in Clause 13, shall be the property of the Participating Party, which will bear all costs of operating such well until the net value of production, after deducting production, collection, storage, transport and other similar costs, as well as the cost of sale, equal to two hundred percent (200%) of the costs of drilling and completing such well. As of that moment, and for the purposes of this contract, such well shall become the property of the Joint Account holders, in the proportion established, as though it had been drilled with the approval of the Executive Committee at the Parties’ risk and expense. To this effect, the investments made and costs incurred in the development of this well shall be part of the R Factor of the Commercial Field. For purposes of this clause, the value of each barrel of Hydrocarbon produced from such well, during a calendar month, before deducting the aforementioned costs, shall be the reference price agreed on by the Parties.

21.3    If at any time, one of the Parties wishes to workover, deepen to reach the production targets, or plug a well that is not producing commercial quantities, or if that is a dry hole that was drilled by the Joint Account, and if such operations have not been

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included in a program approved by the Executive Committee, such Party must notify the other Party of its intention to workover, deepen, or plug such well. Should there be no equipment on site, the procedure described in Clause 21 (Items 21.1 and 21.2) shall be followed. Should there be adequate equipment to conduct the proposed operations at the wellsite, the Party receiving the notice of the operations that the other Party wishes to conduct, shall have forty-eight (48) hours, as of the time it received the notice, within which to approve or disapprove the operation and, if during this term no reply is received, it is understood that the operation will be carried out at the risk and expense of the Joint Account. Should the proposed work be carried out at the sole risk and expense of a Participating Party, the well shall be managed subject to Clause 21 (Item 21.2).

21.4    If at any time, one of the Parties wishes to build new facilities for the extraction of gaseous Hydrocarbon liquids and for the transport and export of the Hydrocarbons produced, hereinafter additional facilities, said Party shall notify the other Party in writing and provide the following information:

21.4.1 General description, design, specifications, and estimated costs of the additional facilities.

21.4.2 Projected capacity

21.4.3 Approximate date of commencement of the construction and duration thereof. Within ninety (90) days starting on the date of notification, the other Party shall have the right to decide whether it intends to participate in the projected additional facilities, by giving written notice. In the event that such Party should elect to not participate in the additional facilities, or does not reply to the Participating Party’s proposal, hereinafter “the Constructing Party”, the latter may proceed with the additional facilities and will instruct the Operator to build, operate, and maintain such facilities at the exclusive risk and expense of the Constructing Party, without prejudice to the normal development of the Joint Operation. The Constructing Party may negotiate the use of such facilities for the Joint Operations, with the other Party. During the time the facilities are operated at the risk and expense of the Constructing Party, the Operator shall charge such Party for all operating and maintenance costs of the additional facilities, in accordance with generally accepted accounting practices.

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CHAPTER V - JOINT ACCOUNT

CLAUSE 22. MANAGEMENT

22.1    Without prejudice to the provisions of other clauses in this contract, the expenses attributable to exploration works will be at the risk and expense of THE ASSOCIATE.

22.2    From the moment ECOPETROL accepts the existence of a Commercial Field and subject to the provisions of Clause 5 (Item 5.2) and of Clause 13 (Items 13.1 and 13.2), the ownership of the rights or interests in the Contracted Area shall be divided as follows: ECOPETROL, thirty percent (30%), THE ASSOCIATE, seventy percent (70%). From that point on, all the expenses, payments, investments, costs, and obligations performed and assumed for development of the Joint Operation, in compliance with this contract, shall be charged to the Joint Account and the Exploration Direct Costs incurred by THE ASSOCIATE before and after acceptance of the existence of each Commercial Field and its extensions, in compliance with Clause 9 (Item 9.8), shall be entered into the Joint Account. Except as provided for in Clauses 14 (Item 14.3) and 21, all the property acquired or used from that moment on for the fulfillment of operating activities of the Commercial Field, shall be paid for and belong to the Parties, in the same proportions described in this clause.

22.3    Within the first five (5) days of each month, the Parties shall tender to the Operator in the Joint Account’s banking account their corresponding share of each Commercial field Budget, as needed and in the same currency in which the expenses must be made, that is, in Colombian pesos, or in USA dollars, as requested by the Operator, in accordance with the programs and budgets approved by the Executive Committee. When THE ASSOCIATE does not have the necessary pesos to cover its portion of this currency, ECOPETROL shall have the right to furnish such pesos and be credited for the contribution that is to be made in dollars, converted at the official rate for purchase of exchange certified by the Banking Superintendence, or the official agency in charge, on the day in which ECOPETROL should make the corresponding contribution, provided such transaction does not violate any legal provision.

22.4    The Operator shall submit to the Parties, within the ten (10) calendar days following the end of each month, a monthly statement showing the anticipated amounts, the expenses made, the outstanding obligations, and a report of all charges and credits to

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the Joint Account. Such report shall be prepared in compliance with Attachment B and in a separate attachment, the parameters and R Factor calculation referred to in Clause 14 (Items 14.2.4 and 14.2.5). If the payments referred to in Clause 22 (Item 22.3) are not made within the agreed term and the Operator decides to make them, the delinquent Party shall pay the commercial interest, in the same currency during the delinquency period.

22.5    Should one of the Parties fail to pay to the Joint Account the corresponding amounts on time, from that date on said Party shall be considered a Delinquent Party and the other Party the Performing Party. If the Performing Party should make the payment belonging to the Delinquent Party, in addition to its own, said party shall have the right, after sixty (60) calendar days of delinquency, to have the Operator deliver to it the total of the Delinquent Party’s participation in the Contracted Area (excluding the percentage corresponding to royalties), up to a production amount such that permits the Performing Party a net income from the sales made equal to the amount the Delinquent Party failed to pay, plus an annual interest equal to the Commercial Interest for Payment in Arrears on the initial date of the delinquency. “Net income” is understood as the difference between the sale price of the Hydrocarbons taken by the Performing Party, less the cost of transport, storage, loading and other reasonable expenses incurred by the Performing Party from the sale of the products taken. The right of the Performing Party may be exercised at any time thirty (30) calendar days after written notification to the Delinquent Party of its intention to take part or all of the production corresponding to the Delinquent Party.

22.6    Direct and Indirect costs

22.6.1 All Direct Costs of the Joint Operation shall be charged to the Parties in the same proportion that the production is allocated after royalties.

22.6.2 Indirect Costs shall be charged to the Parties in the same proportion that has been established for Direct Costs in Item 22.6.1 of this Clause. The amount of such costs shall be the result of taking the total annual investment value and direct expenses (excepting technical and administrative support) and applying the equation “a + m (X-b)” In such equation, “X” is the total value for investments and annual expenses and “a”, “m”, and “b” are constants whose values are indicated in the following table in relation with the amount of investment and annual expenses:

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INVESTMENT AND EXPENSES			VALUE OF THE CONSTANTS
“X” (US$)			“a” (US$)	m (fracc.)	“b” (US$)
1.	0	to 25,000,000	0	0.10	0
2.	25,000,001	to 50,000,000	2,500,000	0.08	25,000,000
3.	50,000,001	to 100,000,000	4,500,000	0.07	50,000,000
4.	100,000,001	to 200,000,000	8,000,000	0.06	100,000,000
5.	200,000,001	to 300,000,000	14,000,000	0.04	200,000,000
6.	300,000,001	to 400,000,000	18,000,000	0.02	300,000,000
7.	400,000,001	and over	20,000,000	0.01	400,000,000

The equation will be applied once a year in each case with the value of the constants corresponding to the total value of annual investment and expenses.

22.7    The monthly statements referred to in Clause 22 (Item 22.4) may be reviewed or objected to by either of the Parties from the moment they receive them, up to two (2) years after the end of the calendar year to which they pertain, specifying clearly the entries corrected or objected to and the reason therefor. Any account that has not been corrected or objected to within such period shall be considered final and correct.

22.8    The Operator shall keep accounting records, vouchers and reports for the Joint Account in Colombian pesos in accordance with Colombian law, and all charges and credits to the Joint Account shall be made following the accounting procedure described in Attachment B, which is part of this contract. In the event of discrepancy between such Accounting Procedure and the provisions of this contract, the provisions of the latter shall prevail.

22.9    The Operator may perform sales of materials or equipment during the first twenty (20) years of the Exploitation Period, or the first twenty-eight (28) years of the Exploitation Period, in the case of a Gas Field, for the benefit of the Joint Account, when the value of the sold items does not exceed five thousand USA dollars (US$5,000) or its equivalent in Colombian pesos. This type of operation, per calendar year, may not exceed fifty thousand USA dollars (US$50,000) or its equivalent in Colombian pesos. The sales exceeding these amounts or those of real estate property are subject to the

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Executive Committee’s approval. The sale of such materials or equipment will be made at a reasonable commercial price in accordance with the conditions of use of the item.

22.10    All the machinery, equipment, or other goods or property acquired by the Operator for the execution of this contract and charged to the Joint Account, will be the property of the Parties in equal shares, in the same proportion of their share in the operation. However, in the event that one of the Parties should decide to terminate its interest in the contract before the end of the first seventeen (17) years of the Exploitation Period, except as foreseen in Clause 25, said Party agrees to sell to the other Party, either its interest in said assets, at a reasonable commercial price or their book value, whichever is lower. In the event that the other Party does not wish to buy such assets within ninety (90) days following the formal offer to sell, the Party wishing to withdraw shall have the right to assign to a third party the interest corresponding it in such machinery, equipment and items. If THE ASSOCIATE decides to withdraw after seventeen (17) years of the Exploitation Period, its right in the Joint Operations will pass free of charge to ECOPETROL upon its acceptance.

CHAPTER VI - DURATION OF THE CONTRACT

CLAUSE 23 - MAXIMUM TERM

This contract shall have a maximum term, as of its Effective Date, of twenty-seven and a half (27.5) years, distributed as follows: up to five and a half (5.5) years as the Exploration Period, pursuant to Clause 5 without prejudice of that stipulated in Clause 5 (number 5.4) and Clause 9 (number 9.3); and up to twenty-two (22) years as the Development Period, as of the date of expiration of the Exploration Period. Nevertheless, the Development Period will end before the 22 years if the new Commercial Fields discovered reach their economic limit, as decided by the Executive Committee, pursuant to number 19.3.11. of Clause 19 in this contract. It is understood that the events contemplated hereunder, in which the Exploration Period is extended, shall not extend the total twenty-seven and a half (27.5) year total term.

Paragraph 1: The Exploitation Period for the Gas Fields discovered within the Contracted Area shall have a maximum duration of thirty (30) years as of the date of expiration of the Exploration Period or Retention Period granted. Nevertheless, the

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Development Period will end before the 30 years if the new Commercial Reservoir discovered reaches its economic limit, as decided by the Executive Committee, pursuant to number 19.3.11 in Clause 19 hereunder. Anyhow, the total contract term for such Reservoirs shall not exceed thirty-nine and a half (39.5) years, as of the Effective Date.

Paragraph 2: Notwithstanding the above, ECOPETROL and THE ASSOCIATE, with no less than five (5) years in advance of the expiration date of the Development Period of each Reservoir, if the economic limit of the new field discovered has not been reached before the end of the 22 years, or 30 years when dealing with Gas fields, will undertake the study of conditions to continue exploitation thereof after the expiration mentioned in this Clause. Should the Parties agree to pursue such development, they shall define the terms and conditions for performance thereof.

CLAUSE 24 - TERMINATION

This contract shall terminate in each of the following cases on which THE ASSOCIATE’s rights contained within this contract shall cease, either in its capacity as ASSOCIATE or as Operator, provided both mentioned capacities concur at the termination time:

24.1    Upon expiration of the Exploration Period if THE ASSOCIATE has not discovered a Commercial Field, except as provided in Clauses 5 (Item 5.4), 9 (Item 9.5), and 34.

24.2    When the contract term established in Clause 23 expires.

24.3    At any time and at THE ASSOCIATE’s will, after having complied with its obligations referred to in Clause 5, and the other obligations acquired in compliance with this contract up to the date of termination.

24.4    Should THE ASSOCIATE assign this contract, in whole or in part, without complying with the provisions in Clause 27.

24.5    Due to breach of the obligations assumed by THE ASSOCIATE in accordance with this contract.

24.5.1 ECOPETROL shall not be able to terminate this contract until sixty (60) calendar days after having notified THE ASSOCIATE or its assignees in writing, clearly specifying the causes for making such a declaration and only if the other Party has not submitted explanations that are satisfactory to ECOPETROL, or if THE ASSOCIATE has not corrected the fault in complying with the contract, without prejudice to THE ASSOCIATE’s right to file the legal actions it deems convenient.

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24.5.2 If, within the period mentioned above, THE ASSOCIATE submits explanations that are satisfactory to ECOPETROL and in the remaining term for completing the period of sixty (60) days it is insufficient to meet the obligations pending according to good petroleum industry practice, the Parties may agree to an additional term to allow said compliance, without prejudice to ECOPETROL’s right to demand the guarantees necessary for backing it. If, after this time has elapsed, all of the works agreed to have still not been performed, ECOPETROL shall terminate the contract.

24.6    At any time upon mutual agreement between the Parties.

24.7    Due to the unilateral termination causes contemplated in Clause 25.

Paragraph: Upon termination of the contract for any of the reasons mentioned in this clause, except for number 24.5, the Contract areas shall be under the application of the CPR Santana.

CLAUSE 25 - CAUSES OF UNILATERAL TERMINATION

25.1    Unilaterally, ECOPETROL may terminate this contract at any time before the period agreed in Clause 23 expires, in the following cases:

25.1.1 Death or permanent physical disability or legal interdiction of THE ASSOCIATE in the case of an individual.

25.1.2 Due to initiation of a wind-up process of THE ASSOCIATE, if it is a company.

25.1.3 Due to legal embargo of THE ASSOCIATE that seriously affects contract performance.

25.1.4 When THE ASSOCIATE is made up of several companies and/or individuals, the reasons given in items 25.1.1 and 25.1.2 shall be applied when they seriously affect contract performance.

25.2    In the event of a declaration of unilateral termination, the rights of THE ASSOCIATE stated in this contract shall cease, not only as an ASSOCIATE, but also as Operator, if at the moment of the declaration of unilateral termination, THE ASSOCIATE acts in both capacities.

Paragraph: Upon termination of the Contract, for any of the reasons mentioned in this clause, ECOPETROL shall have the right to carry out the exploration and production activities, whether directly or with a third party other than THE ASSOCIATE, in order to make the Guayuyaco prospect viable.

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CLAUSE 26 - OBLIGATIONS IN CASE OF TERMINATION

26.1    If the contract is terminated as per the provisions in Clause 24, during its Exploration, Retention, or Exploitation Period, THE ASSOCIATE shall leave in production those wells which on that date are producing and shall deliver the facilities, pipelines, transfer lines and other real estate property belonging to the Joint Account (located in the Contracted Area), all of which shall pass, free of charge, to ECOPETROL’s ownership, together with the rights of way and assets acquired exclusively for the benefit of the contract, regardless of whether or not these assets are located outside the Contracted Area.

26.2    If the contract is terminated for any reason after the first seventeen (17) years of its Exploitation Period, all of THE ASSOCIATE’s machinery, equipment or other assets or items used or acquired by THE ASSOCIATE or by the Operator in performance of this contract shall pass, free of charge, to ECOPETROL.

26.3    If the contract is terminated before the end of the seventeen (17) year Exploitation Period, the provisions of Clause 22 (Item 22.10) shall apply.

26.4    If the contract is terminated through a declaration of unilateral termination issued at any time, all current assets and fixed assets acquired for the exclusive benefit of the Joint Account, shall pass, free of charge, to ECOPETROL’s ownership.

26.5    If the contract is terminated for any reason and at any time, ECOPETROL will be the sole owner of all Environmental Impact Studies, Environmental Management Plans, Environmental Diagnoses, and any other document, study and/or social nature study and/or environmental study prepared in performance of the contract. As of that moment, it is understood that THE ASSOCIATE transfers at once all the intellectual property rights, or those of any other nature, to ECOPETROL on the aforementioned documents, without requiring any additional process. Without prejudice of the foregoing, THE ASSOCIATE commits to undertake any action that, from an operational or juridical standpoint, would be required to fully consolidate those rights in ECOPETROL. Anyhow, THE ASSOCIATE shall continue to be responsible to fulfill any obligation derived form the Environmental License, until the ownership title of same has been changed by the Ministry of the Environment.

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26.6    Once this contract is terminated for any reason and at any time, the Parties are committed to fulfill satisfactorily their legal obligations, both mutually and before third parties, as well as those acquired hereunder.

CHAPTER VII - MISCELLANEOUS PROVISIONS

CLAUSE 27 - ASSIGNMENT RIGHTS

27.1    Upon prior written authorization from ECOPETROL,THE ASSOCIATE is entitled to assign or transfer, either partially or totally, its interests, rights and obligations in this contract to another individual, company or group that has the economic capacity, the technical competence, the professional skills necessary, and the legal capacity to operate in Colombia.

For such purpose, THE ASSOCIATE shall submit a written request to ECOPETROL, indicating the main elements of the negotiation, such as the name of the possible assignee, information on its legal, financial, technical, and operational capacities, value of the rights and obligations to be assigned, scope of the operation, etc. Within sixty (60) workdays following receipt of the complete request, ECOPETROL shall exercise the discretional faculty of analyzing the information furnished by THE ASSOCIATE, after which it shall make its decision, without the obligation of expressing its reasons for it.

Should THE ASSOCIATE, or any of its individual members be subjected to a merger, take-over, split or corporate transformation process of a different nature, it shall not require prior authorization from ECOPETROL. In any event, ECOPETROL reserves the right to assess the new conditions of THE ASSOCIATE, or of any of its members, regarding their economic capacity, technical competence, professional skills required, and the legal capacity to operate, and if deemed necessary, it shall apply the provisions in Clause 39.

The actions taken to develop this clause that might be taxable, according to the Colombian tax legislation, shall cause payment of the corresponding taxes.

Paragraph 1: If as the result of any partial or total assignment of interests, rights and obligations in this contract, THE ASSOCIATE is different than THE ASSOCIATE of the CPR Santana, THE ASSOCIATE is thus committed to agree with THE ASSOCIATE of the CPR Santana on a plan and program for the performance of exploration and/or

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development activities on the surface of the Contracted Area, to allow for the regular performance of their operations, without any mutual interference.

CLAUSE 28 - DISAGREEMENTS

28.1    In any case where a discrepancy or contradiction arises in the interpretation of the clauses of this Contract relative to the contents in Attachment B called “Operation Agreement”, or in Attachment “C” called “Guidelines for the Preparation of the Development Plan”, the stipulations of the former shall prevail. Likewise, should a conflict arise between the terms of Attachment B and Attachment C, the terms of the former shall prevail.

28.2    Disagreements between the Parties as to legal matters related to the interpretation and performance of the contract, which cannot be resolved amicably, shall be submitted for examination and determination by the proper Colombian legal public authority.

28.3    Any factual or technical difference between the Parties, related to the interpretation and application of this contract, which cannot be resolved amicably, shall be submitted to the final decision of experts in the following manner: each Party shall appoint an expert representative, one for each Party, and a third one mutually agreed by the main experts appointed. If they cannot agree as to the naming of the third expert, the Board of Directors of the “Colombian Association of Engineers—SCI,” with headquarters in Bogota, will choose the third candidate, upon the request by either Party.

28.4    Any difference concerning the accounting which may arise between the Parties by reason of the interpretation and performance of this contract, which cannot be resolved amicably, shall be submitted to a decision taken by experts. Such experts shall be sworn Certified Public Accountants, and shall be appointed as follows: one by each of the Parties and a third one mutually agreed by the two main experts. Upon failure of the former two to reach an agreement and, at the request of either of the Parties, said third expert shall be appointed by the Central Board of Accountants (Junta Central de Contadores) in Bogota.

28.5    Both parties accept that the decision of the experts shall have the same effect as a transaction between themselves and, consequently, said decision shall be binding.

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28.6    In the event of a disagreement between the Parties concerning the technical, accounting or legal aspects of the controversy, said disagreement shall be considered legal and Clause 28 (Item 28.2) shall apply.

CLAUSE 29. LEGAL REPRESENTATION

Without prejudice to the rights that THE ASSOCIATE may legally have, as a consequence of legal regulations or pursuant to the provisions of this contract, ECOPETROL shall represent the Parties before the Colombian authorities with respect to the exploitation of the Contracted Area as required, and it shall submit to governmental officials and entities all the data and information which may be legally required. The Operator shall be obliged to prepare and furnish ECOPETROL with the pertinent information. Any expense that ECOPETROL may incur pursuant to any matter referred to herein, shall be at the expense of the Joint Account, and when such expenses exceed five thousand USA dollars (US$5,000) or its equivalent in Colombian pesos, THE ASSOCIATE or Operator prior approval shall be required. The Parties declare that, insofar as any relationship with third Parties is concerned, neither the conditions of this clause nor of any other clause hereunder, shall imply the granting of a General Power of Attorney, or that the Parties have established a joint civil or commercial venture or other relationship under which any of the Parties may be considered jointly and severally responsible for the other Party’s acts or omissions, or to have the power or mandate which could commit the other Party with regard to any obligation whatsoever. This contract refers to operations within the territory of the Republic of Colombia, and even though ECOPETROL is a Colombian State-owned industrial and commercial company, the parties agree that THE ASSOCIATE, if necessary, may elect to be excluded from the application of all the provisions in Subchapter K, entitled PARTNERS AND PARTNERSHIPS of the Internal Revenue Code of the United States of America. THE ASSOCIATE shall make this election on its behalf in a proper manner.

CLAUSE 30. RESPONSIBILITIES

30.1    The responsibilities acquired by ECOPETROL and THE ASSOCIATE in connection with this contract before third parties shall not be joint liabilities and, therefore, each

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Party shall be solely responsible for its share of the expenses, investment, and obligations derived from such responsibilities.

30.2    Environmental Management: THE ASSOCIATE or the Operator, in performance of all contract activities, must timely comply with that set forth in the National Code of Renewable Natural Resources and Protection of the Environment and other legal provisions on the subject. Likewise, they shall promote amongst their contractors, suppliers, intermediaries and/or workers working in benefit of the contract, the conservation of a healthy environment, taking the necessary precautions to protect the environment, human life and property of others and prevent contamination of the Contracted Area. As of contract initiation, THE ASSOCIATE shall prepare a general diagnosis of the environmental and social reality of the zones where the Exploration Works shall be performed, and shall establish the communication channels with the local authorities and communities.

THE ASSOCIATE agrees to implement a permanent plan, of a preventive nature, to ensure the conservation and restoration of the natural resources within the zones where the Exploration, exploitation and transportation works that are the subject-matter of this contract are performed.

THE ASSOCIATE must convey said plans and programs to the communities and national and regional order agencies that are related to this subject.

Likewise, specific contingency plans must be established to take care of the emergencies that may arise and to perform the remedying actions called for. For such purpose, THE ASSOCIATE must coordinate said plans and actions with the competent agencies.

THE ASSOCIATE, in accordance with the pertinent Clauses of this contract, must prepare the respective plans and budgets.

All costs caused shall be borne by THE ASSOCIATE during the Exploration Period and Exploitation under the Sole Risk method, and by both Parties, charged to the Joint Account in the Exploitation Period.

CLAUSE 31. TAXES, LIENS, AND OTHERS

All taxes and liens caused after establishing the Joint Account and before the Parties receive their production shares in and that are chargeable to oil exploitation, shall be

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charged to the Joint Account. The income and complementary taxes, or presumed income taxes, will be solely at the expense of each of the Parties, accordingly.

CLAUSE 32. PERSONNEL

32.1    When THE ASSOCIATE is the Operator, the Operator Manager’s appointment will be consulted previously with ECOPETROL.

32.2    Pursuant to the terms of this contract and subject to the regulations established herein, the Operator, as the sole and actual employer, shall have autonomy to designate personnel required for the operations under this contract, and may establish their salaries, functions, categories, and conditions. The Operator will adequately and diligently train the Colombian personnel required to substitute the foreign personnel that the Operator may consider required for the performance of the operations of this contract. In all cases, the Operator shall comply with any legal provisions that set forth the proportion of local and expatriate employees and workers.

32.3    TECHNOLOGY TRANSFER

THE ASSOCIATE agrees to implement, at its expense, a training program for ECOPETROL professionals in areas related to the development of the contract.

For compliance with this obligation in the Exploration Period, training may be, among others, in the areas of geology, geophysics and related areas, evaluation and definition of characteristics of reservoirs, drilling and production. Training shall take place throughout the two and a half (2.5) years Exploration Period and extensions thereof, through the integration of the professionals appointed by ECOPETROL to the work group THE ASSOCIATE organizes for the Contracted Area or for other similar activities of THE ASSOCIATE.

To opt for the waiver mentioned in Clause 5 of this contract, THE ASSOCIATE must have previously complied with the training programs provided for hereunder.

In the Exploitation Period, the scope, duration, place, participants, training conditions, and other aspects shall be established by the Association’s Executive Committee.

All of the costs of supervised training, with the exception of labor-related ones caused in favor of the professionals who receive said training, shall be borne by THE ASSOCIATE

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in the Exploration Period and by both Parties charged to the Joint Account in the Exploitation Period.

PARAGRAPH: For fulfillment of obligations regarding Technology Transfer, as per provisions contained herein, THE ASSOCIATE hereby commits to carry out training programs directed to ECOPETROL officials for a value up to twenty five thousand U.S. Dollars (US$25,000.oo), for each phase of the Exploration Period. The subject and type of program shall be agreed in advance between ECOPETROL and THE ASSOCIATE. Should the Exploration period be extended, the supervised training shall consist in programs similar to the one foreseen herein for each extended year.

CLAUSE 33. INSURANCE

THE ASSOCIATE or the Operator will take all the insurance policies required by the Colombian laws. Likewise, it will require each contractor performing any job in performance of this contract to acquire and keep in effect all the insurance policies that the Operator may consider necessary. Also the Operator will take all the insurance policies that the Executive Committee may consider advisable.

Upon termination of this contract, at any time during the Exploitation period or due to expiration of the term set forth in Clause 23, the Operator and/or THE ASSOCIATE shall take out an insurance policy to guarantee payment of salaries, benefits and indemnities and other labor obligations due to eventual legal sentences derived from claims from the workers hired by the Operator in its condition as their sole and true employer and during the time of operation of the Commercial Field. The policy term shall not be less than three (3) years counted as of the date of termination of the Association Contract and the insured value shall be defined by the Executive Committee, subject to that set forth in the labor provisions applicable to the respective employment contracts.

CLAUSE 34 - FORCE MAJEURE OR ACTS OF GOD

The obligations of this contract shall be suspended for as long as the Parties are unable to fulfill them totally or partially, due to unforeseen events that constitute force majeure or acts of God such as strikes, shutdowns, war, earthquakes, floods or other catastrophes, governmental laws, regulations or decrees that prevent obtainment of essential material and, in general, any non-financial cause which may actually obstruct

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the works, even if not mentioned above, but affecting the Parties beyond their control. If one of the Parties is not able, due to force majeure or acts of God, to fulfill its obligations under this contract, it must immediately notify the other Party for its consideration, specifying the causes of such impediment. In no event shall the occurrences of force majeure or acts of God extend the total Exploration and Exploitation Periods beyond of the maximum term of the contract, as per provisions in Clause 23, but any impediment due to force majeure during the two and a half (2.5) year Exploration Period mentioned in Clause 5, which lasts longer than sixty (60) consecutive days, will extend this two and a half (2.5) year period for the same period that the impediment lasts.

CLAUSE 35 - APPLICATION OF COLOMBIAN LAW

For all the purposes of this contract, the Parties set as their domicile the city of Bogota, Republic of Colombia. This contract is fully in force under Colombian Law and THE ASSOCIATE is subject to the jurisdiction of the Colombian Courts and waives any attempt to make any diplomatic claim in regards to the rights and obligations arising from this contract, except in the event that justice is denied. It is understood that justice will not be denied when THE ASSOCIATE, in its capacity as Operator or Party, has exhausted all the resources and actions that, in compliance with Colombian Law, may be used before Colombian legal authorities.

CLAUSE 36. NOTICES

The services or communications between the Parties in regards to this contract will require to be valid, the mention of the relevant clauses, and should be sent to the representatives or delegates designated by the Parties to the following addresses:

To ECOPETROL: Cra 13 #36-24, Santa Fe de Bogota, D.C., Colombia. To THE ASSOCIATE: Diagonal 108 No. 7—54, Bogota, D.C., Colombia Any change of address and representatives should be duly notified in advance to the other Party.

CLAUSE 37. HYDROCARBON VALUATION

The payments or reimbursements referred to in Clauses 9 (Items 9.2 and 9.4) and 22 (Item 22.5), will be made in USA dollars, or in Hydrocarbon, based on its current market

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price and the limitations established by Colombian Law for the sale of the portion payable in USA dollars, of Hydrocarbons coming from the Contracted Area to be used in refining in the Colombian territory.

CLAUSE 38. HYDROCARBON PRICES

38.1    The Hydrocarbons corresponding to THE ASSOCIATE in performance of this contract, destined to the refinery or to domestic supply, shall be paid placed at the refinery that must process them or at the receiving station agreed to by the Parties, in accordance with the governmental provisions or rules in force, or those that replace them.

38.2 The differences arising from the application of this clause will be settled in the manner provided for in this contract.

CLAUSE 39. PERFORMANCE BOND

At ECOPETROL´s discretion, in order to ensure completion of the Exploration Works corresponding to each phase of the Exploration Period, in accordance with Clause 5, THE ASSOCIATE, at its expense, agrees to submit in favor of ECOPETROL one or more irrevocable Stand-By Letters of Credit or Bank Bonds issued by a financial corporation acceptable to ECOPETROL, for an amount in dollars of the United States of America equal to one hundred per cent (100%) of the value of works to be guaranteed, according to ECOPETROL’s opinion, with a validity to cover the estimated time for performance of the guaranteed work, and ninety (90) calendar days more, counted as of the date on which it is issued. Should ECOPETROL request the bond, THE ASSOCIATE shall present it within fifteen (15) workdays counted as of the date of ECOPETROL’s communication making such request. Upon request of THE ASSOCIATE, the value of this bond may be reduced every six (6) months, in proportion to the value of the guaranteed Works actually performed, as agreed to in Clause 5.

Should ECOPETROL request such bond, THE ASSOCIATE may substitute it by establishing a trust fund for an amount in USA dollars equivalent to one hundred per cent (100%) of the works value. The trust contract shall be previously approved by ECOPETROL and shall provide for disbursements to be made upon obtaining approval

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from ECOPETROL for the activity timetable and the mechanism approved by the Parties at that time.

CLAUSE 40. DELEGATION AND ADMINISTRATION

The President of EMPRESA COLOMBIANA DE PETROLEOS—ECOPETROL—delegates to the Exploration and Production Vice-President the administration of this contract, according to ECOPETROL’s standards and regulatory provisions, empowering him to execute all transactions and processes inherent in Contract performance. The Vice-President of Exploration and Production may exercise this delegation through the Joint Exploration and Production Vice-Presidents.

CLAUSE 41. LANGUAGE

For all purposes and actions regarding this contract, the official language is Spanish.

CLAUSE 42. VALIDITY

This contract requires approval from the Ministry of Mines and Energy .

In witness whereof, this is signed in Bogota, D.C., in the presence of witnesses, on the second (2) day of the month of August of the year two thousand two (2002).

EMPRESA COLOMBIANA DE PETROLEOS

ECOPETROL

/s/ Victor Eduardo Perez H.

VICTOR EDUARDO PEREZ H.

PRESIDENT IN CHARGE

EMPRESA COLOMBIANA DE PETROLEOS ECOPETROL	GUAYUYACO ASSOCIATION CONTRACT Pag. 53

ARGOSY ENERGY INTERNATIONAL

/s/ Alvaro Jose Camacho Rodriquez

ALVARO JOSE CAMACHO RODRIQUEZ

LEGAL REPRESENTATIVE

Witnesses

/s/ Edgar L. Dyes

/s/ R. Suttill

/s/ Victor Hugo Franco

/s/ (Illegible Signature)

This is a fair and accurate English translation of the original document which is in the Colombian language (Spanish).

/s/ James L. Busby

James L. Busby

Secretary and Treasurer

of Aviva Petroleum Inc.